EXHIBIT 23
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To the Board of Trustees of
LaSalle Hotel Properties:


We consent to incorporation by reference in the registration statement
(No. 333-72265) on Form S-8 of LaSalle Hotel Properties of our report dated January 18, 1999, relating to the consolidated balance sheet of LaSalle Hotel Properties as of December 31, 1998, and the related consolidated statement of operations, shareholders' equity, and cash flows for the period from April 29, 1998 (inception) through December 31, 1998, and the related financial statement schedule and our report dated March 17, 1999, relating to the balance sheet of LaSalle Hotel Lessee, Inc., as of December 31, 1998, and the related statement of operations, stockholders' equity (deficit), and cash flows for the period from April 29, 1998 (inception) through December 31, 1998, which reports appear in the December 31, 1998, annual report on Form 10-K of LaSalle Hotel Properties.





                                   KPMG LLP




Chicago, Illinois
March __, 1999